SEPARATION AND RELEASE AGREEMENT


The parties to this Separation and Release Agreement (Agreement) are SoftNet Systems, Inc., a Delaware corporation ("Company") and Lawrence B. Brilliant, (Employee) RECITALS

A.   Employee was employed as Chief Executive Officer for SoftNet Systems, Inc.

B.   Employee resigned as Chief Executive Officer effective December 4, 2000,

C. Employee resigned as Director and Chairman of the Board of Directors for SoftNet Systems, Inc., effective December17, 2000.

D. Employee has an Employment Agreement with Company dated April 7, 1998, and amended on October 29, 1999 and November 20, 2000 (Attachments 1, 2, and 3) and an Indemnification Agreement dated April 14, 1999 (Attachment 4) all of which are incorporated herein by reference

Therefore, in consideration of the mutual promises set forth below, the parties agree as follows:

1. The Company agrees to provide to Employee upon the legally enforceable date of this Agreement (seven (7) days following the execution of the Agreement) the sum of $975,000 minus items listed on Attachment 5). Employer will withhold taxes on the amount paid in accordance with all applicable local, state and federal laws. Employee will also receive payment for all vacation accrued through December 4, 2000.

2. Employee will (a) receive installment payments of $10,000 annually, paid in accordance with the Company's normal payroll cycles, and (b) will remain eligible for medial, dental, vision and life insurance coverage under the Company's insurance plans until December 31, 2002. If at any time, from execution of this agreement until December 31, 2002, Employee is ineligible to receive Company health benefits, the Company will reimburse Employee for his COBRA premium payments for health insurance coverage for Employee and his family until December 31, 2002 (or, if Employee are ineligible for COBRA, payment for any other reasonable health insurance plan providing comparable coverage Employee may acquire). Employee may, in his sole discretion, terminate provision
(a) of this paragraph 2 and shall then be paid $20,000, less amounts already paid pursuant to paragraph (a).

3. All stock options granted to Employee will cease to vest as of December 4, 2000, however Employee will be eligible to exercise such vested options through March 5, 2001.

4. Such agreements and commitments by the Company as specified in paragraphs 1, 2 and 3 are in full payment of any and all claims arising from, related to, or in connection with Employee's employment with the Company, including, but not limited to, all claims for breach of contract, fraud, wrongful discharge, misrepresentation, defamation, violation of public policy, breach of the implied covenant of good faith and fair dealing, personal injury, emotional distress, sexual harassment, and age, race, sex or other prohibited discrimination; all liabilities for the payment of any sums for accrued earnings, bonuses, severance pay, sick leave or holiday plans, and any employee benefits; and attorneys' fees.

4. Employee represents and warrants the Employee has returned to Company all Company's property, books, lists, records, other documents and equipment. Employee covenants that should such items be later discovered in his possession or any additional items of Company's property, Employee agrees to promptly return such property to the Company. Employee acknowledges that he has received any personal property belonging to him that was on Company's premises.

5. Employee, for himself, his successors, administrators, heirs, and assigns, hereby fully releases, waives and forever discharges Company, any affiliated companies or subsidiaries, alter egos, their predecessors, successors, affiliates, assigns, shareholders, directors, officers, agents, attorneys and employees, whether past, present or future (the "Released Parties") from any all actions, suits, debts, demands, damages, claims judgments or liabilities of any nature including costs and attorneys' fees, whether known or unknown arising out of Employee's employment with or separation from any of the Released Parties, such as (by way of example only) any claim for bonus, severance, or other benefits apart from the benefits stated herein; breach of contract; wrongful discharge; impairment of economic opportunity; any claim under common-law or at equity; defamation; intentional infliction of emotional harm; any tort; claims for reimbursement, claims for commissions; or claim for employment discrimination under any state, federal, local law, statute or regulation including but not limited to, claims under Title VII of the Civil Rights Act of 1964 or under the California Fair Employment and Housing Act. However, both the Company and Employee recognize that there are prior indemnification agreements, including but not limited to that certain agreement between the Company and Employee dated April 14, 1999 (Attachment 4) which remain in full force and effect. The Company acknowledges that nothing in this Agreement limits the Employee's rights or remedies under said indemnification agreements including but not limited to the Employee's rights as indemnitee to sue for breach of said agreements or to otherwise seek enforcement and/or interpretation of said agreements or to be fully compensated for all expenses incurred in defending an action instituted by the Company to enforce or interpret said indemnification agreements. Employee acknowledges and agrees that this release, the release contained in paragraph 7, and the covenant not to sue set forth in paragraph 9 are essential and material terms of the Agreement and that, without such release and covenant not to sue, no agreement would have been reached by the parties. Employee understands and acknowledges the significance and consequences of this release and this Agreement.


6. Employees specifically waives and releases Company from all claims he may have as of the date he signs this Agreement regarding claims or rights arising under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. ss. 621 ("ADEA"). This paragraph does not waive rights or claims that may arise under the ADEA after the date Employee signs this Agreement. Employee agrees that this Agreement provides benefits to which he is not otherwise entitled and that Company has advised Employee to consult an attorney prior to signing this Agreement. Employee has been provided twenty-one (21) days within which to consider whether he should sign this Agreement and waive and release all claims and rights arising under the ADEA. Employee shall have seven days within which to revoke this Agreement and this Agreement shall not become effective or enforceable until that revocation period has expired.

7. It is understood and agreed that this is a full and final release applying not only to all claims as defined in paragraphs 6, 7 and 9 that are presently known, anticipated or disclosed to Employee, but also to all claims as defined in paragraphs 6, 7 and 9 that are presently known, unknown, unanticipated, and undisclosed to Employee. With the exception of prior indemnification agreements, including but not limited to that certain agreement between the Company and Employee dated April 14, 1999 (Attachment 4) which remain in full force and effect, Employee hereby waives any and all rights or benefits that he may now have, or may in the future have, under the terms of California Civil Code
Section 1542, which provides as follows:

                  A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

8. To the maximum extent permitted by law, Employee covenants not to sue or to institute or cause to be instituted any action in any federal, state or local agency or court against any of the Released Parties, for any of the claims released in paragraphs 6 and 7 of this Agreement which arise out of actions prior to the signing of this release. Nothing in this Agreement shall be construed as for closing the Employee from instituting action for causes such as defamation that occur subsequent to the signing of this Agreement.

9. Employees and Company agree that neither Employee nor the Released Parties admit liability for, or violation of, any contract, any federal, state or local statute or regulation, or any right protected under the common law.

10. Employee acknowledges that he (a) fully understands his right to discuss this Agreement with his private attorney, (b) has carefully read and fully understands this entire Agreement, and (c) is voluntarily entering into this Agreement.

11. It is intended that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. The provisions of this Agreement shall be construed in accordance with the internal laws of the State of California. In the event that any paragraph, subparagraph or provision of this Agreement shall be determined to be partially contrary to governing law or otherwise unenforceable, the paragraph, subparagraph, or provision and this Agreement shall be enforced to the maximum extent permitted by law, and if any paragraph, subparagraph or provision of this Agreement shall be determined to be totally contrary to governing law or otherwise totally unenforceable, the paragraph, subparagraph, or provision shall be severed and disregarded and the remainder of this Agreement shall be enforced to the maximum extent permitted by law.

12. The parties agree that (except in connection with required public disclosure, in connection with tax reporting, or pursuant to legal process in any legal action to enforce the terms of this Agreement) they, their agents, and their family members, directors, officers, employees, and other Released Parties shall keep confidential the terms of this Agreement. Employee and the Company further agree not to disparage in the future either the Employee or any of the Released Parties.

13. For one year following Employee's signing of this Agreement, Employee shall not and shall not cause or facilitate any other person to solicit or enter into an agreement for employment or consulting, joint venture or partnership relationship or agreement with anyone who is an employee or consultant of the Company. This shall not limit Employee from (a) continuing existing business relationships or agreements or (b) having such a relationship or agreement with anyone who is or has been an employee or consultant of the Company which is not inconsistent with on-going performance of the employee's or consultant's responsibilities and obligations to the Company.

14. Employee understands and agrees that in the course of his employment with Company, he has acquired confidential information and trade secrets concerning the operations of Company, Company's owners, subsidiaries and affiliates (collectively the "Companies"), including, but not limited to, information relating to the organization, employment policies, compensation and benefit plans, and personnel and any data, formulae, specifications, proprietary knowledge or information, customer list, marketing strategies, pricing and credit policies, trade secrets, inventions or processes, owned, developed or used in the course of Company's business (collectively "Confidential Information"). Employee covenants and agrees that he will not disclose any Confidential Information which is not available to the general public.

15. Employee agrees that this Agreement constitutes the entire understanding between the parties with reference to the subject matter of this Agreement and all prior negotiations and understandings, verbal or written, between Employee and Company, relating to the items and things referred to in this Agreement have been merged herein.

16. Any and all disputes arising out of or in any way related to Employee's employment with, or separation from, Company, as well as any and all disputes or claims arising out of or in any way related to this Agreement, including, without limitations, fraud in the inducement of this Agreement, or relating to the general validity or enforceability of this Agreement, shall be submitted to final and binding arbitration before an arbitrator of the American Arbitration Association, San Francisco, California, in accordance with the rules of that body governing commercial disputes, and prevailing party shall be entitled to reasonable costs and attorneys' fees. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

17. The parties hereto agree that if any covenant, paragraph or clause contained in this Agreement, other than paragraphs 6, 7 and 9 is declared illegal, null or void, or against public policy, for any reason, the remaining covenants, paragraphs or clauses contained in this Agreement shall not be affected thereby.

18. Each reference to the Company herein shall include all subsidiaries and affiliates of the Company.

19. The Company and Employee agree not to disparage each other in any way whatsoever



Executed at San Francisco, California, this the ______ day of January, 2001.



SoftNet Systems, Inc.


Garrett J. Girvan
Chairman and CEO




Accepted and Agreed to:




Lawrence B. Brilliant, M.D.